Exhibit 3.2

AMENDMENT NO. 1

TO THE

BYLAWS

OF

NET ELEMENT, INC.

This Amendment No. 1 (this “Amendment”) to the Bylaws of Net Element, Inc., a Delaware corporation (the “Corporation”), formerly Net Element International, Inc., is made and entered into as of June 15, 2015.

WHEREAS, pursuant to Article VII of the Amended and Restated Certificate of Incorporation of the Corporation, as amended, the Board of Directors is expressly empowered to adopt, amend, alter or repeal the bylaws of the Corporation.

NOW THEREFORE, in consideration of the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties to this Amendment agree that the bylaws of the Corporation shall be amended as follows:

1.            Amendments. Article 6 of the bylaws of the Corporation is hereby amended by adding to Article 6 new Sections 6.07 and 6.08 as follows:

“Section 6.07. Reimbursement for Litigation Costs.

(a)            To the fullest extent permitted by law, in the event that (i) any current or prior stockholder or anyone on their behalf (“Claiming Party”) initiates or asserts any claim or counterclaim (“Claim”) or joins, offers substantial assistance to, or has a direct financial interest in any Claim against the Corporation and/or any director, officer,  employee or affiliate (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended) of the Corporation (together, the “Corporation Parties”) and (ii) the Claiming Party (or the third party that received substantial assistance from the Claiming Party or in whose Claim the Claiming Party had a direct financial interest) does not obtain a judgment on the merits that substantially achieves, in substance and amount, the full remedy sought, then each Claiming Party shall be obligated jointly and severally to reimburse the Corporation Parties the greatest amount permitted by law of all fees, costs and expenses of every kind and description (including but not limited to, all reasonable attorney’s fees and other litigation expenses) (collectively, “Litigation Costs”) that the Corporation Parties may incur in connection with such Claim.

(b)            To the fullest extent permitted by law, in the event that any Claiming Party initiates or asserts any Claim or joins, offers substantial assistance to, or has a direct financial interest in any Claim against any Corporation Parties, then, regardless whether the Claiming Party is successful on its Claim in whole or in part, (i) the Claiming Party shall bear its own Litigation Costs, and (ii) the Claiming Party and the Claiming Party’s attorneys shall not be entitled to recover any Litigation Costs or, in a derivative or class action, to receive any fees or expenses as the result of the creation of any common fund, or from a corporate benefit purportedly conferred upon the Corporation.

Section 6.08. Severability. If any provision (or any part thereof) of these bylaws shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of these bylaws (including, without limitation, each portion of any section of these bylaws containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of these bylaws (including, without limitation, each such portion containing any such provision held to be invalid, illegal or unenforceable) shall be construed for the benefit of the Corporation to the fullest extent permitted by law so as to (a) give effect to the intent manifested by the provision held invalid, illegal or unenforceable, and (b) permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service.  Reference herein to laws, regulations or agencies shall be deemed to include all amendments thereof, substitutions therefor and successors thereto, as the case may be.”

2.            Limited Effect. Except as expressly amended and modified by this Amendment, the bylaws of the Corporation shall continue to be, and shall remain, in full force and effect in accordance with its terms.

3.            Execution. Delivery of an executed signature page of this Amendment in Portable Document Format (PDF) or by facsimile transmission shall be as effective as delivery of a manually executed original counterpart of this Amendment.

IN WITNESS WHEREOF, the Corporation has executed this Amendment as of the date set forth above.

NET ELEMENT, INC.

By:	/s/ Steven Wolberg
Name: Title:	Steven Wolberg Chief Legal Officer